UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/04/2009

ANESIVA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50573

Delaware	77-0503399
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

400 Oyster Point, Suite 502
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)

(650) 624-9600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On November 4, 2009, Coulter Pharmaceuticals, Inc. ("Coulter") terminated the sublease agreement between Anesiva, Inc. ("Anesiva") and Coulter dated May 15, 2003, as amended on October 15, 2005 and November 10, 2006, for the premises located at 650 Gateway Boulevard, South San Francisco, California (the "Sublease"). Pursuant to the Sublease, Anesiva rented an approximately 50,400 square foot office and laboratory space facility from Coulter. Effective November 2006, the term of the Sublease was extended from June 1, 2007 to November 12, 2010.

On January 9, 2009, Anesiva received a notice of default from Coulter due to non-payment of December 2008 rent. On February 10, 2009, Anesiva provided Coulter a notice of its intent to terminate the Sublease and vacate the facility, effective March 31, 2009. On March 4, 2009, GlaxoSmithKline (which acquired Coulter) drew down on Anesiva's security deposit in the form of a letter of credit in the amount of $450,000. On May 29, 2009, Coulter filed a suit for damages against Anesiva in the California Superior Court, County of San Mateo, alleging breach of the Sublease.

Under the terms of the Sublease, Coulter may seek to recover from Anesiva (i) the amount of unpaid rent owed at the time of termination of up to approximately $1.2 million, plus interest; (ii) the amount of future unpaid rent for the balance of the term of the Sublease of up to approximately $2.2 million, (iii) less the amount of rental loss which it can be proven could have been reasonably avoided by Coulter; and (iv) attorneys' fees, which cannot reasonably be estimated at this time.

Anesiva already accrued the entire amount of its obligations pursuant to the Sublease in connection with Anesiva's restructuring in March 2009 as reflected in Anesiva's quarterly report on Form 10-Q for the quarter ended June 30, 2009. As such, Anesiva does not believe that the termination of the Sublease will have a material impact on Anesiva's condensed consolidated financial position or results of operations.

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The disclosure set forth under Item 1.02 is hereby incorporated by reference into this Item 2.04.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANESIVA, INC.

Date: November 10, 2009	By:	/s/ John H. Tran
John H. Tran
VP, Finance and Chief Accounting Officer